Exhibit 99.1

Contact:
Rob Mills
CFO
Knology, Inc.
Knology Broadband, Inc.
706-645-8970
rob.mills@knology.com

KNOLOGY, INC. REPORTS ADJUSTMENT TO PREVIOUSLY REPORTED SECOND QUARTER 2002 NET LOSS

WEST POINT, Ga. — (August 14, 2002) — Knology, Inc. announced an adjustment to its previously reported second quarter 2002 net loss. The change was recorded to adjust the carrying value of warrants to market value, resulting in a non-cash gain of $2,865,000 during the second quarter 2002. The adjustment did not impact the financial results of any previously reported period other than the second quarter 2002. The adjusted net loss for the second quarter 2002 is $(24,258,000) compared with the previously reported second quarter net loss of $(27,123,000) and a net loss of $(27,882,000) during the first quarter 2002 and $(30,817,000) during the second quarter 2001. This adjustment has no impact on the financial results of Knology’s wholly owned subsidiary, Knology Broadband, Inc.

About Knology and Knology Broadband

Knology and Knology Broadband, headquartered in West Point, Georgia, are leading providers of interactive voice, video and data services in the Southeast. Their interactive broadband networks are some of the most technologically advanced in the country. Knology and Knology Broadband provide residential and business customers over 200 channels of digital cable TV, local and long distance digital telephone service featuring the latest enhanced voice messaging services, and high speed Internet service, which enables consumers to download video, audio and graphic files at fast speeds via a cable modem. Knology Broadband was initially formed in 1995 by ITC Holding Company, Inc., a telecommunications holding company in West Point, Georgia, and South Atlantic Venture Funds, and Knology was formed in 1998. For more information, please visit our Internet site at www.knology.com.

Information about Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Important factors that either individually or in the aggregate could cause actual results to differ materially from those expressed include, without limitation, (1) that the previously announced restructuring plan may not be consummated as planned, (2) that needed financing may not be available to us if and as needed, (3) that we may not retain or grow our customer base, (4) that we may fail to be competitive with existing and new competitors, (5) that we may not adequately respond to technological developments impacting our industry and markets, and (6) that a significant change in the growth rate of the overall U.S. economy may occur such that consumer and corporate spending are materially impacted. Other risks include those set forth in Knology’s Annual Report on Form 10-K for the year ended December 31, 2001, as amended, and our other filings with the SEC.